Exhibit 5.2

April 7, 2015

ExamWorks Group, Inc.

3280 Peachtree Road NE

Suite 2625

Atlanta, GA 30305

Re:      ExamWorks Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Michigan counsel for IME Software Solutions, LLC, a Michigan limited liability company, MES Group, Inc., a Michigan corporation, Medical Evaluation Specialists, Inc., a Michigan corporation, and MLS Group of Companies, Inc., a Michigan corporation (collectively, the “Michigan Guarantors”) in connection with certain matters of Michigan law relating to the registration statement Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by ExamWorks Group, Inc., a Delaware corporation (the “Company”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus included therein (the “Prospectus”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Act, of an unspecified amount of securities of the Company, consisting of (i) non-convertible debt securities (the “Debt Securities”) to be issued in one or more series, under the indenture (the “Indenture”) proposed to be entered into among the Company, the guarantors named therein including, without limitation, the Michigan Guarantors (collectively, the “Guarantors”) and a trustee to be named (the “Trustee”), and (ii) guarantees of the Debt Securities (the “Subsidiary Guarantees”) by one or more of the subsidiaries of the Company, including the Michigan Guarantors, for the benefit of the Debt Securities. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As Michigan counsel for the Michigan Guarantors, and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments of the Michigan Guarantors as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, the following documents (collectively, the “Documents”):

(i)	the Registration Statement;

(ii)

the certificate or articles of formation or incorporation, as applicable, of each of the Michigan Guarantors, certified as of April 1, 2015, by the Department of Licensing and Regulatory Affairs of the State of Michigan (“DLRA”), and the operating agreement or bylaws, as applicable, of each of the Michigan Guarantors as presently in effect as certified by the respective secretary or sole member, as applicable, of each of the Michigan Guarantors as of the date hereof (collectively, the “Michigan Guarantor Charter Documents”);

(iii)

certificates of DLRA as to the incorporation or formation and good standing of each of the Michigan Guarantors under the laws of Michigan, as of April 1, 2015 (collectively, the “Good Standing Certificates”); and

(iv)

unanimous written consents or resolutions of the board of directors or members, as applicable, of each of the Michigan Guarantors, relating to the execution and delivery of, and the performance by each Michigan Guarantor of its respective obligations under, the Guarantees.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the Michigan Guarantors); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (v) the legal capacity of all individuals executing documents; (vi) that the Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Michigan Guarantors), enforceable against such parties (including the Michigan Guarantors) in accordance with their respective terms and that no Documents have been amended or terminated orally or in writing except as has been disclosed to us; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Michigan Guarantors and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Michigan Guarantors.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinions:

1.     IME Software Solutions, LLC (the “Michigan LLC Guarantor”) is a limited liability company, duly formed, validly existing and in good standing according to the laws of the State of Michigan;

2.     MES Group, Inc., Medical Evaluation Specialists, Inc., and MLS Group of Companies, Inc. (collectively, the “Michigan Corporate Guarantors”), are each corporations, duly formed, validly existing and in good standing according to the laws of the State of Michigan;

3.     With respect to any series of Subsidiary Guarantees to be offered by one or more of the Michigan Guarantors pursuant to the Registration Statement (the “Offered Subsidiary Guarantees”), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act and the Indenture and any supplemental indenture have been qualified under the Trust Indenture Act; (ii) a Prospectus Supplement or term sheet with respect to the Offered Subsidiary Guarantees has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iii) if the Offered Subsidiary Guarantees are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Subsidiary Guarantees has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the board of directors (including any appropriate committee thereof appointed thereby) of the Michigan Corporate Guarantors and the sole member of the Michigan LLC Guarantor have taken all necessary corporate action or limited liability company action, as applicable, to approve the issuance and terms of the Offered Subsidiary Guarantees and related matters; (v) the Indenture and any supplemental indenture to be entered into in connection with the issuance of the Offered Subsidiary Guarantees have been duly authorized, executed and delivered by each party thereto; (vi) the terms of the Offered Subsidiary Guarantees and of their issuance and sale have been duly established in conformity with the Indenture and any applicable supplemental indenture so as not to violate any applicable law, the organizational documents of each of the Michigan Guarantors, including any charter, bylaw or operating agreement, as then in effect, or result in a default under or breach of any agreement or instrument binding upon any of the Michigan Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over each of the Michigan Guarantors; and (vii) the Offered Subsidiary Guarantees have been issued in a form that complies with the Indenture and have been duly executed and authenticated in accordance with the provisions of the Indenture and any applicable supplemental indenture to be entered into in connection with the issuance of the Offered Subsidiary Guarantees and duly delivered to the purchasers thereof upon payment of the agreed-upon payment of the agreed-upon consideration therefor in the manner contemplated in the Registration Statement or any Prospectus Supplement or term sheet relating thereto, the Offered Subsidiary Guarantees, when issued and sold in accordance with the Indenture and any applicable supplemental indenture to be entered into in connection with the issuance of the Subsidiary Guarantees and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized for issuance.

We are admitted to the practice of law in the State of Michigan and, without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the internal laws of the State of Michigan and the federal laws of the United States of America.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion may not be used or relied upon by any party other than the addressees for any purpose whatsoever without our prior written approval in each instance. Notwithstanding the foregoing, we hereby consent to being named as counsel to the Michigan Guarantors in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ Butzel Long

                                         Butzel Long, a professional corporation